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                                                                     EXHIBIT 3.9


                    CERTIFICATE OF DESIGNATION, PREFERENCES
                       AND RIGHTS OF SERIES C CONVERTIBLE
                    PREFERRED STOCK OF eVENTURES GROUP, INC.

     I, STUART J. CHASANOFF, being the Vice President and Secretary of eVENTURES GROUP, INC., a corporation organized and existing under the laws of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Amended Certificate of Incorporation and
Section 141(f) of the Delaware General Corporation Law, the Board of Directors, by a unanimous written consent dated the 31st day of December, 1999, adopted the following resolution:

     RESOLVED, that pursuant to authority vested in the Board of Directors by Article Fourth of the Amended Certificate of Incorporation of this Corporation, there is hereby established a series of Preferred Stock designated as "Series C Convertible Preferred Stock"; that the series shall consist of 30,000 shares, par value $.00002 per share, which series shall have the preferences and rights set forth in a Certificate of Designation, Preference and Rights of Series C Convertible Preferred Stock of eVentures Group, Inc. to be filed with the Delaware Secretary of State, as the same may be amended and restated from time to time, as set forth below:

                      SERIES C CONVERTIBLE PREFERRED STOCK

     1. Dividends. The holders of the Series C Convertible Preferred Stock (the "Series C Stock") shall have no rights to the payment of dividends on the Series C Stock (regardless of whether the Corporation declares or pays dividends on any other class of preferred stock or common stock of the Corporation).

     2.   Redemption.

          2.1 Optional Redemption. The Corporation may, at any time and from time to time, pursuant to a resolution of its Board of Directors, redeem all or any of the outstanding shares of Series C Stock in the manner prescribed in this
Section 2; provided that the Corporation shall not redeem less than 750 shares of Series C Stock pursuant to any single Redemption Notice. Any such redemption shall be made on a pro rata basis among all holders of Series C Stock, and the terms of redemption (including with respect to the timing of redemption and the redemption price) applying to each holder of Series C Stock shall be equivalent to those offered to other holders of Series C Stock.

          2.2 Redemption Notice. At any time that the Corporation elects to redeem shares of Series C Stock pursuant to Section 2.1, the Corporation shall mail by certified or registered mail, return receipt requested, to each holder of any shares of Series C Stock as shown on the books and records of the Corporation (each, a "Registered Holder") at the address shown

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on the Corporation's records, a written notice (a "Redemption Notice"), stating:
(i) the number of shares of Series C Stock held of record by such Registered Holder which the Corporation proposes to redeem; (ii) the date on which the Corporation proposes to redeem such shares (the "Redemption Date"); (iii) that in consideration for such shares, the Corporation will pay to such holder the Liquidation Value (as defined below) of each such share (the "Redemption
Price"); and (iv) the place at which the shares to be redeemed may be surrendered in exchange for the Redemption Price for such shares. Upon the mailing of a Redemption Notice, the Corporation shall become obligated to redeem the shares of Series C Stock specified in such notice on the Redemption Date. Each Redemption Notice shall be mailed at least 10 days prior to the Redemption Date stated therein.

         2.3 DETERMINATION OF NUMBER OF EACH HOLDER'S SHARES TO BE REDEEMED. At any time that the Corporation elects to redeem shares of Series C Stock pursuant to Section 2.1, the number of shares of Series C Stock that the Corporation shall redeem from each holder of Series C Stock shall be equal to the product of
(i) the total number of shares of Series C Stock to be redeemed (the "Redeemed Shares"), and (ii) a fraction, the numerator of which shall be the total number of shares of Series C Stock held by such holder on the Redemption Date, and the denominator of which shall be the total number of shares of Series C Stock outstanding on the Redemption Date.

         2.4 STATUS OF REDEMPTION OBLIGATION; PAYMENT OF REDEMPTION PRICE.

         (a) Payment of the Redemption Price with respect to each share of Series C Stock subject to a Redemption Notice shall be deemed to become "due" on the Redemption Date regardless of whether the Corporation shall be able or legally permitted to make such payments on the Redemption Date.

         (b) Each holder of Series C Stock shall receive on or at any time after any Redemption Date the aggregate Redemption Price for the Redeemed Shares held by such holder upon surrender by such holder at the place specified in the Redemption Notice of the certificate representing such Redeemed Shares duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank. Payment of the Redemption Price shall be made promptly following any holder's surrender of certificates for Redeemed Shares in the manner set forth in Section 4.2. Upon payment of the Redemption Price with respect to any Redeemed Shares, all rights of the holder of such Redeemed Shares shall cease and terminate with respect to such Redeemed Shares. Unless all of the shares of Series C Stock evidenced by any certificate delivered shall have been redeemed, the Corporation shall within a 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series C Stock formerly represented by the certificate which shall not have been redeemed and shall within such 15 day period deliver such certificate to the Registered Holder thereof.

         2.5 REDEEMED SHARES TO BE CANCELED. The Corporation shall cancel each share of Series C Stock which it shall redeem or for any other reason acquire, and no share of


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Series C Stock which shall be redeemed or otherwise acquired by the Corporation shall thereafter be reissued, sold, or transferred by the Corporation to any person. The number of shares of Series C Stock which the Corporation shall be authorized to issue shall be deemed to be reduced by the number of shares of Series C Stock which the Corporation shall redeem or otherwise acquire.

          2.6 Allocation of Partial Redemption Payments Among Holders of Series C Stock. If any time the Corporation shall not be able to pay the full Redemption Price for all Series C Stock which the Corporation shall have become obligated to redeem at or prior to such time pursuant to this Section 2, of the Corporation shall redeem shares of Series C Stock from each holder Stock equal to the product of (i) the total number of shares of Series C Stock which the Corporation shall be able to redeem at such time, and (ii) a fraction, the numerator of which shall be the total number of shares of Series C Stock which the Corporation intends to redeem from such holder at or prior to such time (but which the Corporation shall not have redeemed at or prior to such time), and the denominator of which shall be the total number of shares of Series C Stock which the Corporation intends to redeem at or prior to such time (but which the Corporation shall not have redeemed at or prior to such time).

     3.   Liquidation.

          3.1 Rights of Holders of Series C Stock. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Corporation (a "Dissolution"), the holders of shares of Series C Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings prior to any distribution to the holders of Common Stock and pari passu with the holders of any outstanding shares of Series B Convertible Preferred Stock, par value $0.00002 per share, of the Corporation (the "Series B Stock"), an amount in cash equal to the sum of one thousand dollars ($1,000) per share (the "Liquidation Value").

          3.2 Allocation of Liquidation Payments Among Holders of Stock. If upon any Dissolution, the assets of the Corporation available for distribution to holders of shares of Series B Stock and Series C Stock (the "Total Amount Available") shall be insufficient to pay the holders of outstanding shares of Series B Stock and Series C Stock the full amounts to which they shall be entitled under Section 3.1, each holder of shares of Series C Stock shall be entitled to receive an amount equal to the product derived by multiplying the Total Amount Available times a fraction the numerator of which shall be the number of shares of Series C Stock held by such holder and the denominator of which shall be the total number of shares of Series B Stock and Series C Stock then outstanding.

     4.   Additional Provisions Governing Preferred Stock.

          4.1 Voting Rights. (a) Except as otherwise provided herein, by the Certificate of Incorporation or by applicable law, the shares of Series C Stock shall have no voting rights.



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               (b) Not withstanding the foregoing, the vote of at least a majority of the outstanding shares of Series C Stock shall be required to effect any of the following:

               (i) any amendment or change to the rights, preferences, privileges or power of the Series C Stock;

               (ii) any action that authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to the Series C Stock;

               (iii) any increase or decrease in the authorized number of shares of the Series C Stock; and

               (iv) any amendment or waiver of any provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") or Bylaws that adversely affects the rights of the Series C Stock.

               4.2 METHOD OF PAYMENT.

               (a) PAYMENTS. Any payment at any time due with respect to any share of Series C Stock (including but not limited to the payment of the Redemption Price for such share, and any payment due with respect to such share under Section 3) shall be made by means of a check (drawn upon funds which are immediately available not later than the due date of the payment being made by such check) to the order of the Registered Holder of such share which check shall be mailed by United States certified or registered mail, return receipt requested, to the address for such Registered Holder shown on the Corporation's records.

               (b) WHEN PAYMENT DEEMED TO HAVE BEEN MADE. Any payment at any time due with respect to any share of Series C Stock (including but not limited to payment of the Redemption Price for such share and any payment due on such share under Section 3) shall be deemed to have been paid by the Corporation at the time the Corporation shall have received a receipt therefor from the U.S. postal service.

               4.3 REGISTRATION AND TRANSFER

               (a) The Corporation will keep at its principal office a register for the registration of the shares of Series C Stock.

               (b) The Corporation will record a transfer in such register of any share or shares of Series C Stock and all rights evidenced thereby upon the request of the Registered Holder thereof in person or by duly authorized attorney upon the surrender of the certificate(s) representing such share of Series C Stock with the form of assignment set forth on the reverse of such certificate properly completed and executed, properly endorsed at the Corporation's principal office. For so long as such certificate bears any legend to such effect, prior to any registration of transfer of any shares of Series C Stock.



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         the Corporation shall have received an appropriate investment representation for purposes of confirming the availability of an exemption from applicability of the registration provisions of the Securities Act of 1933, as amended, signed by the Registered Holder of such shares of Series C Stock, and an opinion of counsel reasonably acceptable to the Corporation to the same effect.

                  (c) Upon the surrender of any certificate representing shares of Series C Stock at the Corporation's principal office, the Corporation will, at the request of the registered holder of such certificate, execute and deliver, at the Corporation's expense, a new certificate or certificates in exchange representing the number of shares of Series C Stock represented by the surrendered certificate. Each such new certificate shall be registered in the name of such Registered Holder or, if any such shares are to be transferred to another person in compliance with this Section 4.3, such other person and shall represent such number of shares of Series C Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, provided that if the certificate is to be issued in a name other than that of a Registered Holder, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid.

                  4.4 Replacement Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series C Stock (an affidavit of the Registered Holder, shall be satisfactory) the Corporation at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series C Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate. If required by the Corporation, an indemnity bond sufficient in the judgment of the Corporation to protect itself from any loss which it may suffer if a certificate is replaced must be delivered. The Corporation may charge such Registered Holder for reasonable expenses directly related to replacing the certificate.

         5. Interpretation of this Instrument.

                  5.1 Definitions. As used in this Certificate of Designation, each term defined in this Section 5.1 has the meaning set forth below:

                  (a) Business Day. The term "Business Day" means any day except Saturday, Sunday and any day which shall be in New York or Texas a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

                  (b) Common Stock. The term "Common Stock" designates and includes the Corporation's common stock, par value $0.00002 per share.


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               (c) Conversion Price. The term "Conversion Price" means the
         Initial Conversion Price of $17.90, as such price may be adjusted from time to time pursuant to the provisions of Section 7 hereof.

               (d) Conversion Share. The term "Conversion Share" means one share of the Corporation's authorized Common Stock, provided that if under the provisions hereof, there shall be a change in the class of securities purchasable hereunder or such that the securities purchasable hereunder shall be issued by an entity other than the Corporation. The term "Conversion Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit in which such security shall be issuable if such security shall not be issuable in shares.

               (e) Market Value. The term "Market Value" means the average closing sale price of the Common Stock for the 10 preceding days.

               (f) Trading Day. The term "Trading Day" means any Business Day in which the Common Stock may be traded in a securities market or exchange in the United States.

         6. Conversion Rights. Each share of Series C Stock shall initially be convertible into 55.865922 shares (subject to adjustment in Section 7) of Common Stock as set forth in this Section 6.

               (a) Conversion Rights.

                   (i) Optional Conversion by the Holder. At any time or from time to time prior to the earlier to occur of (x) the Corporation Conversion Date (as defined below), (y) the Mandatory Conversion Date (as defined below), or (z) the Redemption Date with respect to all outstanding shares of Series C Stock, each Registered Holder shall have the right to convert any or all of such Registered Holder's shares of Series C Stock into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Value of each such share by the Conversion Price by delivering the certificate representing such shares to the Corporation, duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in blank, together with a written notice stating that the Registered Holder is converting such shares.

                   (ii) Mandatory Conversion. On the date following (i) the completion by the Corporation of an underwritten offering with proceeds of no less than $50 million at a price per share of no less than $35.80 and (ii) the date upon which the trading volume for shares of common stock of the Corporation for the preceding three consecutive calendar months has equaled or exceeded 700,000 shares per month (the "Mandatory Conversion Date"), each share of Series C Stock shall, automatically and without further action on the part of any Registered Holder of Series C Stock, be converted into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Value of each



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         such share by the Conversion Price. Upon such conversion, each share of
         Series C Stock shall be canceled and not subject to reissuance. On or prior to the twentieth (20th) Business Day prior to the Mandatory Conversion Date, the Corporation may mail by certified or registered mail, return receipt requested, to each Registered Holder of any shares of Series C Stock at the address shown on the Corporation's records, a written notice (the "Mandatory Conversion Notice"), stating that the Corporation (x) does not intend to exercise the redemption option provided for in Section 3 hereof, and (y) does intend to allow the shares of Series C Stock to automatically convert pursuant to this Section 6.1(a)(ii). Notwithstanding the delivery of any Mandatory Conversion Notice, the Corporation shall not be deemed to have waived its right to redeem the Series C Stock pursuant to
         Section 2 hereof by virtue of the issuance of the Mandatory Conversion Notice.

               (iii) Optional Conversion by the Corporation. At any time that
         (i) any shares of the Series C Stock are outstanding and (ii) the trading volume for shares of common stock of the Corporation has equaled or exceeded 700,000 shares per month for three consecutive calendar months, at any time during the thirty (30) trading days following the last of any ten consecutive Trading Days (the "Trigger Date") on which the Market Price of the Common Stock equals or exceeds an amount equal to 2.5 multiplied by the Conversion Price per share (the "Target Price"), the Corporation may (but has no obligation to ) elect to convert each outstanding share of Series C Stock (automatically and without further action on the part of any holder of outstanding shares of Series C Stock) into the number of shares of fully paid and nonassessable Common Stock derived by dividing the Liquidation Value of each such share by the Conversion Price. Upon such conversion, each share of Series C Stock shall be canceled and not subject to reissuance. An optional conversion by the Corporation pursuant to this paragraph 6.1(a)(iii) shall be deemed to have taken place on the fifth (5th) Business Day following the delivery by the Corporation of written notice (the "Corporation Conversion Notice") to the holders of shares of Series C Stock that the Corporation has elected to convert the outstanding shares of Series C Stock pursuant to this Section 6.1(a)(iii). The immediately preceding sentence notwithstanding, the Corporation shall not be deemed to have waived its right to redeem the Series C stock pursuant to Section 2 hereof by virtue of the issuance of the Corporation Conversion Notice. The failure of the Corporation to elect to convert the shares of Series C Stock following any particular Trigger Date shall not prejudice in any manner the Corporation's rights under this paragraph 6.1 (a)(iii) with respect to any other Trigger Date or under Section 2 hereof.

         (b) DELIVERY OF SERIES C CERTIFICATES. Following a conversion pursuant to Section 6(a)(ii) or (iii), each holder of Series C Stock shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such holder's Series C Stock was converted upon surrender by such holder at the place


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         specified in the Mandatory Conversion Notice or Corporate Conversion
         Notice of the certificate representing such shares of Series C Stock, duly endorsed in blank or accompanied by an appropriate form of assignment duly endorsed in a blank. Each share of Series C Stock surrendered pursuant to Section 6(a)(i) or this Section 6(b) shall constitute payment of the Conversion Price equal to the Liquidation Value of such share surrendered.

                  (c) DELIVERY OF CERTIFICATES FOR CONVERSION SHARES. Certificates for Conversion Shares shall be issued and delivered to the Registered Holder of the converted shares of Series C Stock within 15 days after the delivery of the certificates representing the shares of Series C Stock to be converted. Unless all of the shares of Series C Stock evidenced by any certificate delivered shall have been converted, the Corporation shall within a 15 day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the shares of Series C Stock formerly represented by the certificate which shall not have been converted and shall within such 15 day period deliver such certificate to the Registered Holder thereof.

                  (d) FRACTIONAL SHARES. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series C Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series C Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the day of such conversion. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series C Stock being converted at any one time by any holder thereof, not upon each share of Series C Stock being converted.

                  (e) AUTHORIZATION AND ISSUANCE. The Corporation covenants and agrees that:

                           (i) the Conversion Shares issuable upon any
                  conversion of any shares of Series C Stock shall be deemed to have been issued to the Registered Holder of such shares of Series C Stock at the time of such conversion, such Registered Holder shall be deemed for all purposes to have become the Registered Holder of such Conversion Shares at such time, and all rights of such Registered Holder with respect to such Redeemed Shares (other than the right to surrender the certificates therefor and receive in exchange certificates for Conversion Shares) shall cease and terminate;

                           (ii) all Conversion Shares which may be issued upon
                  any conversion of any shares of Series C Stock will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof;


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               (iii) the Corporation will take all such action as may be
          necessary to assure that all Conversion Shares issuable upon conversion of Series C Stock may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed. The Corporation will not take any action which would result in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after such action upon conversion of all Series C Stock together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation;

                (iv) the issuance of certificates for shares of Common Stock issuable upon conversion shall be made without charge to the Registered Holder; provided, however, that if any certificate is to be issued in a name other than that of the Registered Holder of the shares being converted, the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of any tax that may be payable with respect to any transfer involved in the issuance and delivery of such certificate or has established to the satisfaction of the Corporation that such tax has been paid;

                 (v) the Corporation will at no time close its transfer books against the transfer of the Series C Stock or of any Conversion Share issued or issuable upon the conversion of the Series C Stock in any manner which interferes with the timely conversion of the Series C Stock; and

                (vi) the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Series C Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such shares of Series C Stock then outstanding.

     7.   Anti-dilution Provisions.

          7.1. Adjustment of Number of Shares. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 7. At any given time the Conversion Price, whether as the Initial Price or as last adjusted, shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one Conversion Share. Upon each adjustment of the Conversion Price pursuant to this Section 7, the Registered Holder of the shares of Series C Stock shall thereafter be entitled to acquire upon exercise, at the Conversion Price resulting from such adjustment, the number of Conversion Shares obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares


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
acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment.

         7.2 LIQUIDATING DIVIDENDS. In the event the Corporation shall declare a divided upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then as soon as possible after the conversion of any shares of Series C Stock the Corporation shall pay to the person converting such shares of Series C Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this
Section 7.2, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus is charged an amount equal to the fair value of such dividend.

         7.3. SUBDIVISION OR COMBINATION OF STOCK; STOCK DIVIDENDS. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or declare a dividend or other distribution payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, dividend or distribution shall be approximately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

         7.4. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Registered Holders of the shares of Series C Stock shall thereafter have the right to acquire and receive upon conversion of the shares of Series C Stock such shares of stock, securities or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Series C Stock immediately before such reorganization, reclassification, consolidation, merger or sale and the number of shares of Common Stock that would have been so received), and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series C Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of Conversion Shares acquirable and receivable upon the conversion of the Series C Stock) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of the Series C Stock. In the event


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     of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation, greater or lesser than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Price in effect immediately prior to such merger, consolidation or purchase shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

               7.5. Notices. In the event that:

               (a) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

               (b) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

     then, in connection with such event, the Corporation shall give to the Registered Holders of the shares of Series C Stock at least (20) days prior written notice of the date when the same shall take place.

               Such notice shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, address to the Registered Holders of the Series C Stock.

               7.6. Certain Events. If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this Section 7 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series C Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provision, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the affect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 7 except in the case of a combination of shares of a type contemplated in Section 7.3.

     and be it RESOLVED FURTHER, that the Secretary of this corporation be, and is hereby authorized, empowered and directed, for and on behalf of this corporation, to file the Certificate of Designations with the Secretary of State of the State of Delaware, with any amendments or modifications thereto as he shall deem necessary and proper, the filing of the Certificate of Designations by such officer shall conclusively evidence his authority therefor.

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
         IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of February, 2000, and we hereby affirm that the foregoing Certificate is my act and deed and the act and deed of the Corporation and that the facts stated therein are true.


                                     /s/ STUART J. CHASANOFF
                                     -------------------------------------
                                     Stuart J. Chasanoff
                                     Vice President - Business Development,
                                     Secretary and General Counsel




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